AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 1998

                                                REGISTRATION NO. 333-66359
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------

                             MCKESSON CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               94-3207296
   (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

                                MCKESSON PLAZA
                                ONE POST STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                (415) 983-8300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                NANCY A. MILLER
                    VICE PRESIDENT AND CORPORATE SECRETARY
                             MCKESSON CORPORATION
                        MCKESSON PLAZA, ONE POST STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                (415) 983-8300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------

                                  COPIES TO:

                 IVAN D. MEYERSON                             GREGG A. NOEL
        VICE PRESIDENT AND GENERAL COUNSEL      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
               MCKESSON CORPORATION                 300 SOUTH GRAND AVENUE, SUITE 3400
         MCKESSON PLAZA, ONE POST STREET              LOS ANGELES, CALIFORNIA 90071
         SAN FRANCISCO, CALIFORNIA 94104                     (213) 687-5000
                  (415) 983-8300

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                                          PROPOSED
                                           PROPOSED        MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM        AGGREGATE      AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE     OFFERING     REGISTRATION
       REGISTERED          REGISTERED     PER SHARE        PRICE(1)        FEE(3)
------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.......    1,872,679         (1)       $133,125,602.81   $37,011.00
------------------------------------------------------------------------------------
Rights to Purchase
 Series A Junior
 Participating Preferred
 Stock of McKesson
 Corporation(2)........                      N/A             N/A            N/A
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c). For the 1,869,182 shares of common stock included in the Registration Statement filed on October 30, 1998, the price of $71.09 was based on the high and low prices for the common stock on October 23, 1998, as reported on the New York Stock Exchange. For the additional 3,497 shares of common stock included in this Amendment No. 1 to the Registration Statement, the price of $70.19 was based on the high and low prices for the common stock on November 16, 1998, as reported on the New York Stock Exchange.
(2) Associated with the common stock are rights to purchase Series A Junior Participating Preferred Stock of McKesson Corporation that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events. No separate consideration will be received for the rights to purchase the Series A Preferred Stock.

(3) Of the total fee, $36,941.00 was paid in connection with the Registration Statement filed on October 30, 1998 and $70.00 has been paid in connection with this Amendment No. 1 to the Registration Statement.
                                --------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS

                     1,872,679 SHARES OF COMMON STOCK

                              MCKESSON CORPORATION

                                   --------

  The stockholders of McKesson Corporation listed below may offer from time to time 1,872,679 shares of our common stock under this prospectus. We will not receive any part of the proceeds from such sales.

  Our common stock is listed on the New York Stock Exchange, Inc. and the Pacific Exchange, Inc. under the trading symbol "MCK." On November 20, 1998, the closing price of one share of our common stock on the New York Stock Exchange was $78 3/8.

  SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

                                   --------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

             The date of this prospectus is November 23, 1998.

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, the selling stockholders, may sell up to 1,872,679 shares of our common stock. This prospectus provides you with a general description of our common stock which the selling stockholders may offer. When the selling stockholders sell our common stock, we may provide, if necessary, a prospectus supplement that will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain matters discussed under the captions "Risk Factors" and "The Company" and elsewhere in this prospectus or in the information incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the speed of the integration of businesses we acquire, the impact of continued competition in our industry, the success of strategic initiatives, the implementation of new technologies, continued industry consolidation, changes in customer mix, changes in pharmaceutical manufacturers' pricing and distribution policies, the changing United States health care environment and other factors discussed in this prospectus or incorporated by reference in this prospectus.

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
About This Prospectus......................................................   i
Special Note Regarding Forward-Looking Statements..........................   i
The Company................................................................   1
Use of Proceeds............................................................   2
Risk Factors...............................................................   3
Selling Stockholders.......................................................   5
Description of Capital Stock...............................................   6
Plan of Distribution.......................................................  11
Experts....................................................................  12
Legal Matters..............................................................  12
Where You Can Find More Information........................................  13

                                  THE COMPANY

  We are the leading health care supply management company in North America. We also develop and manage innovative marketing programs for pharmaceutical manufacturers and, through McKesson Water Products Company ("Water Products"), we process, deliver and sell bottled drinking water.

  Our objective is to become the world leader in health care supply and comprehensive pharmaceutical management across the entire supply chain, from manufacturer to patient. We conduct our operations through two operating business segments: the Health Care Services segment and the Water Products segment.

  Our principal executive offices are located at McKesson Plaza, One Post Street, San Francisco, California 94104, and our telephone number is (415) 983-8300.

  On October 17, 1998, McKesson Corporation ("McKesson") and HBO & Company ("HBOC"), a leading healthcare information company, signed a definitive merger agreement for McKesson to acquire HBOC. Under the terms of the merger agreement, stockholders of HBOC would receive 0.37 shares of McKesson common stock for each share of HBOC common stock in a tax-free exchange. The merger of the two companies, which is subject to regulatory approval, the approval of our stockholders and the stockholders of HBOC at meetings scheduled to occur on January 12, 1999, and other customary conditions, would be accounted for as a pooling of interests and is anticipated to close in the first quarter of 1999. The new company would be named McKesson HBOC, and the corporate headquarters of McKesson HBOC would be located in San Francisco, California.

  Upon completion of the merger, Charles W. McCall, currently president and chief executive officer of HBOC, would become chairman of McKesson HBOC's board of directors, and Mark A. Pulido, currently our president and chief executive officer, would become president and chief executive officer of McKesson HBOC. Also upon completion of the merger, McKesson HBOC's board of directors would consist of ten members, which would include five members from the our current board and five from the current HBOC board.

  HBOC provides integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling healthcare organizations to add incremental capabilities to their existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, medical call centers, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing.

  HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payors. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

  HBOC experiences substantial competition from many firms, including other computer services firms, consulting firms, shared service vendors, certain hospitals and hospital groups, and hardware vendors. Competition varies in size from small to large companies, in geographical coverage, and in scope and breadth of products and services offered.

  Although some of HBOC's competitors are comparable in size to HBOC, HBOC believes that few, if any, competitors offer a comparable range of healthcare information systems and services that compare favorably with respect to all of the competitive criteria, mainly price and service.

  HBOC recently completed its acquisition of IMNET Systems, Inc., a company which provides electronic information and document management solutions for the healthcare industry. In addition, HBOC, HBO & Company of Georgia and Access Health, Inc. ("Access") entered into an Agreement of Merger dated as of September 28, 1998, as amended. Access provides clinically based care management programs and health care information services. The merger is subject to certain conditions, including the approval by Access stockholders at a meeting scheduled to occur on December 10, 1998. If the merger is completed, HBOC will issue up to approximately 38,932,001 shares of HBOC common stock to Access stockholders and optionholders.

  For further information about HBOC, see their reports filed with the SEC under the Exchange Act.

                                USE OF PROCEEDS

  All net proceeds from the sale of the shares of our common stock will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the shares of our common stock.

                                  RISK FACTORS

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

  An element of our growth strategy is to pursue strategic acquisitions that either expand or complement our business. We routinely review such potential acquisition opportunities. Acquisitions involve a number of special risks. Such risks include:

  . the diversion of management's attention to the assimilation of the operations of businesses we have acquired and away from other business concerns;

  . difficulties in the integration of operations and systems and the realization of potential operating synergies;

  . difficulties in the integration of any acquired companies operating in a different sector of the healthcare industry;

  . delays or difficulties in opening and operating larger distribution centers in a larger and more complex distribution network;

  . the assimilation and retention of the personnel of the acquired companies;

  .  challenges in retaining the customers of the combined businesses; and

  . potential adverse short-term effects on operating results and the ratings assigned to our debt.



  McKesson and HBOC have historically engaged in numerous acquisitions. Integration of acquisitions involve a number of special risks, as discussed above. In addition, we may incur debt to finance future acquisitions. Alternatively, we may issue securities in connection with future acquisitions which would dilute the ownership of then current stockholders. To the extent McKesson and HBOC are unable to successfully complete and integrate strategic acquisitions in a timely manner, their growth strategies could be adversely affected.

  We have agreed to acquire HBOC subject to regulatory approval, the approval of our stockholders and the stockholders of HBOC at meetings scheduled to occur on January 12, 1999, and other customary conditions. It is anticipated that the merger will close in the first quarter of 1999. However, there can be no assurance that the merger will be completed or that it will be completed as contemplated or what the results of the merger will be. Also, HBOC has agreed to acquire Access subject to approval by Access stockholders at a meeting scheduled to occur on December 10, 1998, and other conditions. There can be no assurance that this transaction will be completed, or, if completed, that the operations of Access will be successfully integrated.

CHANGING UNITED STATES HEALTHCARE ENVIRONMENT

  In recent years, the healthcare industry has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare, consolidation of pharmaceutical and medical/surgical supply distributors and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these changes may have a material adverse effect on McKesson's and HBOC's results of operations, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits. Changes in pharmaceutical manufacturers' pricing or distribution policies may also have a material adverse effect on our results of operations.

FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES IN THE HBOC MERGER


  In connection with our merger with HBOC, stockholders of HBOC will receive
0.37 of a share of our common stock for each share of HBOC common stock regardless of any increase or decrease in the price of the common stock of either McKesson or HBOC. The price of our common stock at the time of the merger may be higher or lower than its price as of today's date or at the date of the special meetings of stockholders of McKesson and HBOC. The price of our common stock could change due to changes in the business, operations or prospects of McKesson or HBOC, market assessments of the merger, regulatory considerations, general market and economic conditions or other factors. As a result, there can be no assurance that such fractional share of our common stock will equal or be less than the market value of a share of HBOC common stock.

COMPUTER TECHNOLOGIES


  Software applications that use only two digits to identify a year in the date field may fail or create errors in the year 2000. This potential problem is known as the "Year 2000 Issue." We rely heavily on computer technologies to operate our business and, accordingly, in response to the Year 2000 Issue, we have undertaken an enterprise wide Year 2000 project which is expected to complete most of our mission critical projects by December 31, 1998 and all phases of our identified Year 2000 projects by June 30, 1999. As our business relies in part on the computer-based systems of our customers, suppliers and other third parties and on technology or data purchased from third parties, we are reviewing the Year 2000 readiness of all of these third parties and are developing contingency plans for Year 2000 problems. We also plan to conduct systems testing with third parties during calendar year 1999. We believe that the most reasonably likely worse case Year 2000 scenario would be a business disruption resulting from an extended and/or extensive communications failure. We believe that such a disruption is likely to be localized and of short duration and would therefore not be likely to have a material adverse effect on us. However, given the range of possible issues and large number of variables involved in Year 2000 preparations (including any acquisitions which we may make), we cannot quantify the potential cost of problems should our remediation efforts or the efforts of those with whom we do business not be successful. Such costs and any failure of such remediation efforts could result in a loss of business, damage to our reputation and legal liability. Consequently such costs or failures could have a material adverse effect on us.


  Similarly, HBOC has established an internal task force to address the Year 2000 Issue. HBOC's internal assessment indicates that its products are, as of September 30, 1998, without material deviation, Year 2000 compliant. However, since there is no uniform definition of "Year 2000 compliant," HBOC may experience an increase in warranty claims. Although such claims are not expected to create a material impact on HBOC, there can be no assurances in that regard. HBOC expects that its internal systems will be substantially Year 2000 compliant on or before February 28, 1999 and continues to make inquiries regarding the Year 2000 readiness of its third party vendors. However, due to uncertainties associated with the Year 2000 preparation efforts of third parties, HBOC is unable to predict whether a material adverse effect on its business, results of operations, or financial condition may occur as a result of disruptions associated with the Year 2000 Issue.

                              SELLING STOCKHOLDERS

  The selling stockholders obtained their shares of our common stock as a result of the merger of Hawk Medical Supply, Inc. ("Hawk") with and into McKesson on August 3, 1998. Under the Registration Rights Agreement, dated as of June 22, 1998, among McKesson and the stockholders and warrant holders of Hawk (the "Registration Rights Agreement"), we agreed to register, under certain circumstances, the shares of our common stock issued to the selling stockholders and to keep this registration statement effective for at least 120 days, or until all of the registered shares are sold under the registration statement, whichever comes first. This registration of shares of our common stock does not necessarily mean that the selling stockholders will sell all or any of their shares of our common stock.

  The following table sets forth certain information about the shares of our common stock that are owned by the selling stockholders as of the date of this prospectus:

                                       SHARES OWNED               SHARES OWNED
                                       PRIOR TO THE SHARES BEING    AFTER THE
NAME OF SELLING STOCKHOLDER              OFFERING     OFFERED      OFFERING(2)
---------------------------            ------------ ------------  ------------
Bruce K. Anderson.....................     8,836        8,836(1)        0
Michael I. Brennan....................     3,371        3,371           0
Russell L. Carson.....................     8,836        8,836(1)        0
Anthony J. de Nicola..................       803          803(1)        0
John R. Hamilton......................    21,731       21,731           0
James B. Hoover.......................     2,410        2,410(1)        0
James B. Hoover-IRA...................       803          803(1)        0
David S. Mawhinney....................    21,731       21,731           0
Thomas E. McInerney...................     2,249        2,249(1)        0
Robert A. Minicucci...................     1,767        1,767(1)        0
David A. Nelson.......................    81,490       81,490           0
Andrew M. Paul........................     8,033        8,033(1)        0
Premier Purchasing Partners, L.P. ....   758,373      758,373           0
Paul B. Queally.......................     1,928        1,928(1)        0
John G. Rex-Waller and Carlisle Rex-
 Waller, as joint tenants.............    21,731       21,731           0
Rudolph E. Rupert.....................       321          321(1)        0
Richard H. Stowe-IRA..................     1,286        1,285(1)        0
Laura M. VanBuren.....................       803          803(1)        0
WCAS Healthcare Partners, L.P. .......    24,098       24,098(1)        0
Patrick J. Welsh......................     8,836        8,836(1)        0
Welsh, Carson, Anderson & Stowe VII,
 L.P. ................................   893,244      893,244(1)        0

--------
(1) Pursuant to a pledge agreement dated August 3, 1998, between McKesson and certain selling stockholders, certain of such selling stockholders' shares are pledged against the payment by such selling stockholders, to us, when due, of the principal and interest on certain promissory notes. The selling stockholders' shares which are pledged to us may not be sold until such notes are paid in full.

(2) Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. After the offering, each selling stockholder will own less than 1% of the total number of shares of common stock outstanding.

  Mr. Hamilton served as Chief Administrative Officer and Secretary of Hawk from September 1997. Mr. Mawhinney served as Vice President, Operations of Hawk from October 1997. Mr. Nelson served as Chief Executive Officer of Automated Healthcare from 1995 which was sold to us in May 1996. Mr. Paul served as a board member of Hawk from 1997. Premier Purchasing Partners ("Premier") and its affiliates maintain contractual relationships with us and our affiliates through which we provide certain distribution and other services on behalf of Premier, its affiliates and their respective participating members.

                          DESCRIPTION OF CAPITAL STOCK

  The following descriptions of our capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our Restated Certificate of Incorporation (the "Certificate") and Restated By-Laws (the "By-Laws") and Delaware law, and, with respect to certain rights of holders of shares of our common stock, the Rights Agreement (as defined below under the heading "Rights Plan") and Amendment No. 1 thereto. We have filed copies of such documents with the SEC and have incorporated such documents as exhibits to the registration statement of which this prospectus is a part.

  As of the date hereof, our capital stock consists of 400,000,000 authorized shares of common stock and 100,000,000 authorized shares of Series Preferred Stock, par value $0.01 per share (the "Preferred Stock").

COMMON STOCK

  As of September 30, 1998, there were 99,271,776 shares of common stock issued and outstanding.

  The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors (the "Board") may from time to time determine. The shares of common stock are neither redeemable nor convertible, and do not provide their holders with any preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive our assets which are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding Preferred Stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

  In February 1997, McKesson Financing Trust issued an aggregate of 4,000,000 5% Trust Convertible Preferred Securities and 123,720 5% Trust Convertible Common Securities (each, a "Trust Security"). Each Trust Security is convertible into common stock at any time prior to the close of business on the business day prior to June 1, 2027 (or prior to the date of redemption of the Trust Security), at the option of the holder, at the rate of 1.3418 shares of common stock for each Trust Security (equivalent to a conversion price of $37.26 per share of common stock), subject to adjustment in certain circumstances.

PREFERRED STOCK

  As of the date hereof, there were no shares of Preferred Stock issued and outstanding. The Board is authorized to issue the Preferred Stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. Of the 100,000,000 authorized shares of Preferred Stock, 10,000,000 shares have been designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and reserved for issuance pursuant to our Rights Agreement.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  Our Certificate and By-Laws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder's best interest. Such takeover attempts may include those which would result in a premium over the market price for the shares held by stockholders.

  Pursuant to the Certificate, the Board is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of any class or series of capital stock of McKesson entitled to vote generally in the election of directors. Vacancies and newly created directorships on the Board may be filled only by a majority of the remaining directors or by the plurality vote of the stockholders.

  The Certificate also provides that any action required or permitted to be taken by the holders of common stock may be effected only at an annual or special meeting of such holders, and that stockholders may act in lieu of such meetings only by unanimous written consent. The By-Laws provide that special meetings of holders of common stock may be called only by our Chairman or President or the Board. Holders of common stock are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

  The By-Laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice of the intent of a stockholder to nominate a director or to raise business at such meetings not less than 60 nor more than 90 days prior to the date of the annual meeting and such notice must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

  The Certificate also provides that certain provisions of the By-Laws may only be amended by the affirmative vote of the holders of 75% of our outstanding shares entitled to vote. The Certificate also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of 80% of our voting stock and two-thirds of the voting stock other than voting stock held by an interested stockholder is necessary to approve certain business combinations proposed by an interested stockholder.

  The foregoing summary is qualified in its entirety by the provisions of the Certificate and By-Laws, copies of which have been filed with the SEC.

RIGHTS PLAN

  Pursuant to our Rights Agreement, the Board declared a dividend distribution of one right (a "Right") for each outstanding share of common stock to our stockholders of record at November 1, 1994 (the "Record Date"). As a result of the two-for-one stock split effective January 2, 1998, each share of common stock has attached to it one-half of a Right. Each Right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share of Series A Preferred Stock at a purchase price of $100 per unit. The Rights expire on October 21, 2004, unless redeemed earlier by the Board. The terms of the Rights are set forth in a Rights Agreement, as amended, between the Company and a rights agent (the "Rights Agreement"), a copy of which is filed with the SEC. The following summary outlines certain provisions of the Rights Agreement and is qualified by reference to the full text of the form of the Rights Agreement.

  The Rights are attached to all common stock certificates representing shares outstanding at the Record Date and shares issued between the Record Date and the Distribution Date (as defined below), and no separate rights certificates (the "Rights Certificates") have been distributed. The Rights will separate from the common stock, separate Rights Certificates will be issued and a distribution date (the "Distribution Date") will occur when the first of the following events takes place:

  . ten business days following the date of a public announcement that there is an Acquiring Person (as defined below) (such date, the "Stock Acquisition Date"),

  . ten business days (or such later date as the Board may determine) following commencement of a tender or exchange offer that would result in the offeror beneficially owning 15% or more of the common stock, or

  . ten business days after the Board determines that the ownership of 10% or more of our outstanding common stock by a person is (A) intended to cause us to repurchase the common stock beneficially owned by such person or (B) is causing, or is reasonably likely to cause, a material adverse impact on us.

  The term "Acquiring Person" means any person who, together with affiliates and associates, acquires beneficial ownership of shares of common stock representing 15% or more of the common stock, but shall not include us, any of our subsidiaries, any of our employee benefit plans or any of our subsidiaries' employee benefits plans, or any person or entity we organized, appointed or established for or pursuant to the terms of such plans.

  In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair to and otherwise in our best interests and that of our stockholders), following a Distribution Date each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other of our securities) having a calculated value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person and certain related persons and transferees will be null and void. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable as set forth below.

  At any time prior to the tenth day following the Stock Acquisition Date, we may redeem the Rights, in whole, but not in part, at a price of $.01 per Right.

  Until a Right is exercised, the holder of the Right, as such, will have no rights as our stockholder, including without limitation, the right to vote or to receive dividends.

  In general, the Rights Agreement may be amended by the Board (1) prior to the Distribution Date in any manner and (2) on or after the Distribution Date in certain respects including (A) to shorten or lengthen any time period and (B) in a manner not adverse to the interests of Rights holders. However, amendments extending the redemption period must be made while the Rights are still redeemable.

  The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board, since the Board may redeem the Rights as provided above.

  In connection with the definitive merger agreement (the "HBOC Merger Agreement") by and among McKesson, a wholly owned subsidiary of McKesson and HBOC, McKesson and the rights agent entered into Amendment No. 1 to the Rights Agreement (the "Rights Agreement Amendment"). The Rights Agreement Amendment provides, among other things, that HBOC shall not be deemed to be an "Acquiring Person" as defined in the Rights Agreement as a result of the execution of the HBOC Merger Agreement or the associated stock option agreement.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

  We are subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

  . such transaction is approved by the board of directors prior to the date the interested stockholder obtains such status,

  . upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

  . the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the "interested stockholder."

  A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Our authorized but unissued shares of common stock and Preferred Stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

  The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of McKesson. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

  One of the effects of the existence of unissued and unreserved common stock or Preferred Stock may be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares could also be used to dilute the stock ownership of persons seeking to obtain control of us.

  We have reserved for issuance shares of common stock for the exercise of options which have been granted or which may be granted in the future to our directors, officers and employees and the conversion of the Trust Securities. In addition, we will be obligated to issue up to approximately 180 million shares of our common stock if the merger with HBOC is consummated, not including shares which may be issued upon the exercise of options which have been granted or may be granted in the future to directors, officers and employees of HBOC. We do not currently have any plans to issue shares of Preferred Stock, although 10 million shares have been designated Series A Preferred Stock pursuant to our Rights Agreement.

LIMITATION OF DIRECTORS LIABILITY

  The Certificate contains a provision that limits the liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director for:

  .  any breach of the director's duty of loyalty to us or our stockholders,

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . in respect of certain unlawful dividend payments or stock redemptions or purchases, and

  . for any transaction from which the director derives an improper personal benefit.

  The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not limit or eliminate our rights or rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our directors and officers have indemnification protection.

                              PLAN OF DISTRIBUTION

  We are registering shares of our common stock on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders or their respective successors in interest may offer their shares of our common stock at various times, depending on market conditions and other factors, in one or more transactions on any of the United States securities exchanges where our capital stock is listed, including the New York Stock Exchange, Inc. and the Pacific Exchange, Inc., in the over-the-counter market or in transactions other than on such exchanges or in the over-the-counter market. The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at negotiated prices or at fixed prices. The selling stockholders may offer their shares of our common stock in any manner permitted by law, including through underwriters, brokers, dealers or agents and directly to one or more purchasers. Sales of the shares of our common stock may involve:

  . sales to underwriters who will acquire the shares of our common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale;

  . block transactions in which the broker or dealer engaged will attempt to sell the shares of our common stock as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

  . an exchange distribution in accordance with the rules of any such exchange; and

  . ordinary brokerage transactions and transactions in which a broker solicits purchasers.

  Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commission from the selling stockholders and/or purchasers of shares of our common stock for whom they may act as agents (which compensation may be in excess of customary commissions). The selling stockholder and any broker or dealer that participates in the distribution of shares of our common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares of our common stock positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any selling stockholder engages an underwriter in connection with the sale of the shares of our common stock, to the extent required, a prospectus supplement will be distributed, which will set forth the number of shares of our common stock being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers. In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. Unless this prospectus is accompanied by a prospectus supplement stating otherwise, offers and sales may be made pursuant to this prospectus only in ordinary broker's transactions made on the New York Stock Exchange, Inc. or the Pacific Exchange, Inc. in transactions involving ordinary and customary brokerage commissions.

  In addition, the selling stockholders may from time to time sell shares of our common stock in transactions under Rule 144 promulgated under the Securities Act.

  Pursuant to the Registration Rights Agreement, we will pay all registration expenses in connection with the registration of the shares of our common stock. We and the selling stockholders have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                                    EXPERTS

  The consolidated financial statements of McKesson and the related financial statement schedule incorporated in this prospectus and elsewhere in the registration statement by reference from McKesson's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and the consolidated financial statements of FoxMeyer Corporation ("FoxMeyer") for the year ended March 31, 1996 incorporated in this prospectus and elsewhere in the registration statement by reference from McKesson's Current Report on Form 8-K/A filed with the SEC on April 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference, (which report dated May 18, 1998 on McKesson's consolidated financial statements expresses an unqualified opinion and which report on a FoxMeyer's consolidated financial statements dated June 28, 1996, (March 18, 1997 as to paragraph seven of Note Q), expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the principal assets of FoxMeyer and its Chapter 7 bankruptcy filing). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The audited financial statements and schedule of HBOC incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  With respect to the unaudited interim financial information of HBOC for the three and nine months ended September 30, 1997 and 1998, which are incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedure applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

  Ivan D. Meyerson, Vice President and General Counsel of McKesson will issue an opinion about the validity of the shares of our common stock. Mr. Meyerson owns shares of, and holds options to purchase, in the aggregate, less than 1% of our common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

    1. Annual Report on Form 10-K for the fiscal year ended March 31, 1998, as amended by Amendment No. 1 to Form 10-K, filed with the SEC on July 29, 1998;

    2. Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998; and

    3. Current Reports on Form 8-K dated November 22, 1996 (as amended by Amendment No. 1 on Form 8-K/A filed on January 21, 1997 as further amended by Amendment No. 2 on Form 8-K/A, filed on April 28, 1997) and October 19, 1998 (as amended by Amendment No. 1 on Form 8-K/A, filed on October 30, 1998 as further amended by Amendment No. 2 on Form 8-K/A, filed on November 6, 1998).

  You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

  Nancy A. Miller
  Vice President and Corporate Secretary
  McKesson Corporation
  McKesson Plaza
  One Post Street
  San Francisco, California 94104
  (415) 983-8300

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

  In addition to the information we have incorporated by reference, we have entered into a merger agreement to acquire HBOC. HBOC also files reports under the Exchange Act. For further information about HBOC, see their reports filed with the SEC under the Exchange Act.

                              [LOGO OF MCKESSON]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following expenses (other than the SEC filing fee) are estimated.

   SEC registration fee............................................... $ 37,011
   Printing and engraving expenses....................................   25,000
   Accountants' fees and expenses.....................................    6,000
   Attorneys' fees and expenses.......................................   45,000
   Miscellaneous......................................................    6,989
                                                                       --------
     Total............................................................ $120,000
                                                                       ========

  The Company will pay all registration expenses in connection with the registration of the shares of our common stock.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article VIII of the Restated By-Laws (the "Bylaws") of McKesson Corporation (the "Company"), in accordance with the provisions of Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), provides that the Company shall indemnify any person in connection with any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding is by or in the right of the Company, the director or officer may be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that such person may not be indemnified in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless a court determines otherwise.

  Article VIII of the Company's Restated By-Laws allows the Company to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Company or such person who serves or served as director, officer, employee or agent of another corporation, partnership or other enterprise at the request of the Company.

  Article VI of the Company's Restated Certificate of Incorporation, in accordance with Section 102(b)(7) of the Delaware Corporation Law, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of such director's fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of such director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 16. LIST OF EXHIBITS.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  3.1    Restated Certificate of Incorporation of the Company (Exhibit 3.2(1)).
  3.2    Restated Bylaws of the Company, as amended through May 30, 1997 (Ex-
          hibit 3.1(2)).
  3.3    Rights Agreement, dated as of October 21, 1994, by and between the
          Company and First Chicago Trust Company of New York as Rights Agent
          (Exhibit 4.1(3)).
  3.4    Amendment No. 1 to Rights Agreement, dated as of October 19, 1998, by and between the Company and First Chicago Trust Company of New York
          as Rights Agent (Exhibit 99.1(4)).
  5.1*   Opinion of Ivan D. Meyerson, Vice President and General Counsel of the
          Company.
 10.1**  Registration Rights Agreement, dated as of June 22, 1998, among the
          Company and the Selling Stockholders.
 23.1*   Consent of Ivan D. Meyerson (included in Exhibit 5.1).
 23.2*   Independent Auditors' Consent--Deloitte & Touche LLP.
 23.3*   Consent of Independent Public Accountants--Arthur Andersen LLP.
 24.1**  Power of Attorney.

--------
 * Filed herewith

** Previously filed

(1) Incorporated by reference to designated exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(2) Incorporated by reference to designated exhibit to the Company's Current Report on Form 8-K as filed with the Commission on June 24, 1997.

(3) Incorporated by reference to designated exhibit to Amendment No. 3 to the Company's Registration Statement on Form 10 filed with the Commission on October 27, 1994.

(4) Incorporated by reference to designated exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 20th day of November, 1998.

                                          McKESSON CORPORATION

                                               /s/  Nancy A. Miller
                                          By: _________________________________

                                          Name:Nancy A. Miller

                                          Title:Vice President and Corporate
                                           Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

              SIGNATURE                        TITLE                  DATE
              ---------                        -----                  ----

                  *                     President and Chief     November 20, 1998
 ____________________________________  Executive Officer and
            Mark A. Pulido                    Director
                                        (principal executive
                                              officer)

                  *                      Vice President and     November 20, 1998
 ____________________________________ Chief Financial Officer
          Richard H. Hawkins            (principal financial
                                              officer)

                  *                          Controller         November 20, 1998
 ____________________________________  (principal accounting
          Heidi E. Yodowitz                   officer)

                  *                           Director          November 20, 1998
 ____________________________________
         Mary G.F. Bitterman

                                              Director
 ____________________________________
          Tully M. Friedman

                  *                           Director          November 20, 1998
 ____________________________________
          John M. Pietruski

 ____________________________________         Director
          David S. Pottruck

 ____________________________________         Director
          Carl E. Reichardt

                  *                          Director;          November 20, 1998
 ____________________________________  Chairman of the Board
          Alan Seelenfreund

              SIGNATURE                 TITLE          DATE
              ---------                 -----          ----

                  *                   Director   November 20, 1998
 ____________________________________
             Jane E. Shaw

                  *                   Director   November 20, 1998
 ____________________________________
       Robert H. Waterman, Jr.

    /s/ Nancy A. Miller
*By: __________________________
        Nancy A. Miller
       Attorney-in-fact